EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 11, 2024, relating to the financial statements of Lakeland Industries, Inc. and the effectiveness of Lakeland Industries, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lakeland Industries, Inc. for the year ended January 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

July 12, 2024